AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), is entered into effective as of June 26, 2014 or as soon thereafter as notice has been duly provided to the Financial Industry Regulatory Authority ("FINRA"), by and among Clear TV Ventures, Inc., a Nevada corporation (previously Eco Ventures Group, Inc.) ("EVGI"), and Petlife Pharmaceuticals, Inc., a Nevada corporation and a wholly-owned subsidiary of EVGI ("Petlife").

WHEREAS, on the date hereof, EVGI has authority to issue 50,000,000 shares of common stock, $0.001 par value per share (the "EVGI Stock"), of which 39,542,609 shares are issued and outstanding, 6,666,667 shares of preferred stock, $0.001 par value per share, of which 261,667 shares of Series A Preferred Stock and 806,700 shares of Series B Preferred Stock are issued and outstanding;

WHEREAS, on the date hereof, Petlife has authority to issue 750,000,000 shares of common stock, $0.001 par value per share (the "Petlife Stock"), of which One (1) share is issued and outstanding and held by EVGI, and 50,000,000 shares of preferred stock, of which no shares have been issued;

WHEREAS, the respective Boards of Directors of EVGI and Petlife have determined that it is advisable and in the best interests of each of such corporations that EVGI be merged with and into Petlife pursuant to §92A.180 of the Nevada General Corporation Law, under which Petlife would survive, and with each holder of shares of EVGI Stock receiving one share for each fifteen shares of Petlife Stock (rounded up to the nearest whole share) in exchange for such shares of EVGI Stock;

WHEREAS, the Boards of Directors of EVGI and Petlife have approved this Merger Agreement, shareholder approval not being required pursuant to §92A.180 of the Nevada General Corporation Law;

WHEREAS, the parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, Petlife, EVGI, and PAC hereby agree as follows:

(1)

Merger. EVGI shall be merged with and into Petlife (the "Merger"), and Petlife shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective at 5:00 o'clock p.m. on June 26, 2014 or as soon thereafter as notice has been duly provided to the Financial Industry Regulatory Authority ("FINRA") (the "Effective Time").

(2)

Succession. At the Effective Time, the separate corporate existence of EVGI shall cease, and Petlife shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of EVGI, and Petlife shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of EVGI, including, without limitation, all outstanding indebtedness of EVGI.

(3)

Directors. The Directors of Petlife immediately preceding the Effective Time shall be the Directors of the Surviving Corporation at and after the Effective Time until their successors are duly elected and qualified.

(4)

Officers. The officers of Petlife immediately preceding the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, to serve at the pleasure of the Board of Directors of Petlife.

(5)

Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)

each fifteen shares of EVGI Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and non-assessable share of Petlife Stock, rounded up to the nearest whole share;

(b)

each share of preferred stock of EVGI issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and non-assessable share of Petlife preferred stock;

(6)

Other Agreements. At the Effective Time, Petlife shall assume any obligation of EVGI to deliver or make available shares of EVGI Stock under any agreement or employee benefit plan not referred to in Paragraph 5 herein to which EVGI is a party. Any reference to EVGI Stock under any such agreement or employee benefit plan shall be deemed to be a reference to Petlife Stock and one share of Petlife Stock shall be issuable in lieu of each 15 shares of EVGI Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

(7)

Further Assurances. From time to time, as and when required by the Surviving Corporation, Petlife, or by its successors or assigns, there shall be executed and delivered on behalf of EVGI such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of EVGI, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of EVGI or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

(8)

Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of EVGI Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Petlife Stock, as the case may be, into which the shares of PAC Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of Petlife and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Petlife or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Petlife Stock, as the case may be, evidenced by such outstanding certificate, as above provided.

(9)   Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time.

(10)

The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation.

(11)

Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the board of directors of EVGI and Petlife, by action of the board of directors of EVGI if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of EVGI and its stockholders.

 (12)

Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

(13)

Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

(14)

Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, EVGI and Petlife have caused this Merger Agreement to be executed and delivered as of the date first above.

CLEAR TV VENTURES, INC.

By:_________________________

Randall Lanham, President

PETLIFE PHARMACEUTICALS, INC.

By:_________________________

Randall Lanham, President